Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of 2seventy bio, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 22, 2022, with respect to the consolidated and combined financial statements of 2seventy bio, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts November 7, 2022